Exhibit 99.11

Press Release Source: The X-Change Corporation On Thursday March 10, 2011, 6:16 am EST

DALLAS, TX--(Marketwire - 03/10/11) - The X-Change Corporation (Pinksheets:XCHC
- News) today announced sales results for the first two months of 2011 of Surrey Vacation Resorts and the addition of John L. McGuire to its board of directors.

In the first two months of 2011, Surrey Vacation Resorts sold $5.8 million in timeshare vacation contracts, up from $2.6 million during the same period in 2010. Of the $5.8 million sold, $4.0 million has already closed. In 2010, 99.5% of the $2.6 million sold was closed successfully. Surrey Vacation Resorts offers interval-ownership properties in Branson, Missouri, and Pigeon Forge, Tennessee. In the past year, the Surrey expanded to Biloxi, Mississippi, which accounted for 14% of the $5.8 million sales being reported.

In anticipation of closing the announced acquisition of Surrey Vacation Resorts, XCHC has recruited veteran financial executive John L. Maguire to its board of directors. Mr. Maguire was CFO at Tyson Foods, Inc. [TSN] and has served on a number of boards of directors for both public and private companies. He is a graduate of the University of Arkansas Walton School of Business. He is a CPA and a member of the American Institute of Certified Public Accountants.

About The X-Change Corporation

The X-Change Corporation is a publicly traded company. In March 2010, X-Change began a restart after a period of dormancy. Management believes that the new direction indicated by the acquisition of Surrey Vacation Resorts, Inc. will better serve the Company's shareholders.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and X-Change Corporation assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. These statements include, without limitation, statements regarding the effects or benefits of the proposed transaction and often include words such as "approximately," "believe," "expect," "anticipate," "intend," "plan," "estimate," "may," "will," "continue" or similar expressions. These forward-looking statements are not historical
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facts, and are based on current expectations, estimates and projections about
X-Change Corporation's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond X-Change Corporation's control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by X-Change Corporation (including X-Change Corporation's filings with the SEC). Although X-Change Corporation believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, X-Change Corporation also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Contact:

Contact Information
Haviland Wright
President & CEO
Email: info@xchccorp.com
Tel: 1 (972) 386-7360
Web: www.xchccorp.com

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